UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report – January 6, 2006

(Date of earliest event reported)

QUESTAR CORPORATION
(Exact name of registrant as specified in charter)

STATE OF UTAH                                        1-8796                                87-0407509

(State of other jurisdiction of            (Commission File No.)             (I.R.S. Employer

incorporation or organization)                                                          Identification No.)

180 East 100 South Street, P.O. Box 45433 Salt Lake City, Utah 84145-0433
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5000

                                  Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

       CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

       CFR 240.13e-4(c))

Item 7.01   Regulation FD

On January 6, 2006, Questar Corporation issued a press release reporting that the Public Service Commission of Utah approved a settlement between Questar Gas Company, an affiliate of Questar Corporation, the Utah Division of Public Utilities and the Utah Committee of Consumer Services. That settlement resolved a long-standing dispute over gas-processing costs.  The effect of the settlement is to reduce Questar Gas Company’s 2005 expenses by $4.9 million before tax.

Item 9.01   Financial Statements and Exhibits.

          (c)   Exhibits.

Exhibit No.

Exhibit

         99.1

Release issued January 6, 2006, by Questar Corporation.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION

   (Registrant)

January 9, 2006

/s/S. E. Parks

S. E. Parks

Senior Vice President and

Chief Financial Officer

List of Exhibits:

Exhibit No.

Exhibit

        99.1

Release issued January 6, 2006, by Questar Corporation.

PSC APPROVES SETTLEMENT ALLOWING QUESTAR GAS

TO RECOVER FUTURE PROCESSING COSTS

SALT LAKE CITY — The Public Service Commission of Utah (PSC) has approved a settlement between Questar Gas, the Utah Division of Public Utilities and the Utah  Committee of Consumer Services resolving a long-standing dispute over gas-processing costs. Under the terms of the settlement, Questar Gas will be allowed to recover safety-related processing costs incurred after Feb. 1, 2005. Questar Gas is a subsidiary of Questar Corp. (NYSE:STR).

“We’ve acted in good faith to protect our customers,” said Questar Gas President and CEO Alan Allred. “These costs are legitimate and have benefited customers. Independent experts retained by both the Division and Committee agree with our approach. The Division and Committee agree, and now the PSC agrees. For the good of our customers, it’s time to move on.”

Since 1999, Questar Gas has contracted with an affiliate to process natural gas at a plant near Price, Utah. The processing is necessary to keep gas supplies being delivered to the utility’s customers compatible with their appliances. The cost of contracting with an affiliate for the processing is less than it would be with a third party.

In August 2003, the Utah Supreme Court reversed a PSC order allowing Questar Gas to collect $25 million over the previous five years to recover the gas-processing costs. The court ruled that the PSC had erred when it approved a 1999 agreement allowing the cost recovery based only on safety. Questar Gas refunded, with interest, all it had collected to that point. The approval of today’s settlement leaves intact this court- and commission-ordered refund.

However, the challenge of making gas supplies safe for Questar Gas customers remains. The company continues to pay for processing without rate coverage. A thorough forward-looking review of all possible alternatives convinced the Committee and the Division to support Questar Gas’s request for future cost recovery. Both agencies augmented their considerable expertise with independent experts to evaluate the issue. All experts concluded that Questar Gas’s proposed solution was the most cost effective.

Along with approving the settlement, the PSC also rejected a late request from private parties to intervene in the case.

“Our customers can rest assured that qualified independent experts have explored every alternative and agree with our safety concerns and solution. In rejecting the request of others to participate in this case, the PSC did not ignore their claims. The PSC’s order addresses their issues,” said Allred.

“This settlement will help us better manage our gas-supply costs by allowing us to tap – and our customers to safely use – clean, economical Utah gas supplies,” said Allred. “The evidence showed that using these gas supplies has saved customers more than $30 million since they began coming on line. The financial and operational benefits far outweigh the processing costs. Even with these processing costs, Questar Gas customers pay the lowest rates in the lower 48 states.”

Questar (NYSE:STR) is an integrated natural gas company with $8 billion in enterprise value. Headquartered in Salt Lake City, Questar engages in gas and oil development and production; gas gathering, processing and marketing; interstate gas transportation and storage; and retail gas distribution.

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For more information, VISIT QUESTAR'S INTERNET SITE: http://www.questar.com.